MORGAN STANLEY
                             SPECTRUM SERIES







        February 2007
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006 and the Prospectus Supplement dated January 18, 2007.










                                                          Issued: March 30, 2007


[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
         1991  1992  1993  1994  1995  1996  1997  1998   1999  2000  2001  2002  2003  2004  2005  2006  2007  RETURN      RETURN
FUND       %     %     %     %     %     %     %     %      %     %     %     %     %     %     %     %     %      %          %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency  --    --     --   --    --    --    --    --     --   11.7 11.1   12.2  12.4 (8.0) (18.3) (3.4) (5.4)    7.7       1.1
                                                              (6 mos.)                                   (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced  --    --     -- (1.7) 22.8  (3.6) 18.2  16.4    0.8    0.9 (0.3) (10.1)  6.2 (5.6)   4.2   2.4  (2.5)   52.1       3.5
                         (2 mos.)                                                                        (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select  31.2 (14.4)  41.6 (5.1) 23.6   5.3   6.2  14.2   (7.6)   7.1  1.7   15.4   9.6 (4.7)  (5.0)  5.9  (3.9)  179.2      6.8
         (5 mos.)                                                                                        (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic --    --     --  0.1  10.5  (3.5)  0.4   7.8   37.2  (33.1)(0.6)   9.4  24.0  1.7   (2.6) 20.9   1.1    73.4      4.6
                         (2 mos.)                                                                        (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical --    --     -- (2.2) 17.6  18.3   7.5  10.2   (7.5)   7.8 (7.2)  23.3  23.0  4.4   (5.4)  5.4  (3.6)  127.3      6.9
                         (2 mos.)                                                                        (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
FEBRUARY 2007
Dear Limited Partner:

The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of February 28, 2007 was as follows:
--------------------------------------------------------------------------------
FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $10.77                -4.27%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.21                -1.83%
--------------------------------------------------------------------------------
Spectrum Select             $27.92                -5.56%
--------------------------------------------------------------------------------
Spectrum Strategic          $17.34                 1.17%
--------------------------------------------------------------------------------
Spectrum Technical          $22.73                -6.84%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


/s/ Walter J. Davis


Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED FEBRUARY 28, 2007   YTD ENDED FEBRUARY 28, 2007
                    -----------------------------   ---------------------------

Australian dollar                0.69                          -0.48
British pound                   -0.29                           0.63
Euro                            -0.11                          -0.77
Japanese yen                    -3.23                          -0.12
Swiss franc                     -0.51                          -0.09
Minor Currencies                -0.57                          -4.04


       Note: Reflects trading results only and does not include fees or interest income.

              Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund incurred losses from short positions in the Japanese yen, Swiss franc, and New Zealand dollar versus the U.S. dollar, as well as from long positions in the British pound versus the U.S. dollar. Additional losses were recorded from short positions in the euro versus the U.S. dollar. These losses were partially offset by gains from long positions in the Australian dollar, Singapore dollar, and Brazilian real versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were experienced from short positions in the Japanese yen versus the U.S. dollar as the value of the yen reversed sharply higher against the U.S. dollar due to a combination of factors including an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen experienced its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher. Similarly, short positions in the Swiss franc versus the U.S. dollar incurred losses as the value of the Swiss franc also reversed higher against the U.S. dollar due to speculation of a narrowing interest-rate differential. Meanwhile, short positions in the New Zealand dollar and South African rand versus the U.S. dollar resulted in losses as the value of these currencies moved higher in tandem with rising commodity prices. Additional losses were experienced from long positions in the British pound versus the U.S. dollar as the value of the British pound weakened against the U.S. dollar after a report showed U.K. services growth slowed in January. Finally, small losses were recorded from short positions in the euro versus the U.S. dollar as the value of the euro moved higher.

Gains were experienced from long positions in the Australian dollar versus the U.S. dollar as the value of the Australian dollar moved higher in tandem with rising commodity prices. Elsewhere in the currency markets, long positions in the Singapore dollar and Brazilian real versus the U.S. dollar resulted in gains as the value of these currencies finished higher against the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED FEBRUARY 28, 2007   YTD ENDED FEBRUARY 28, 2007
                    -----------------------------   ---------------------------

Currencies                      -0.1                           -0.73
Interest Rates                 -0.95                           -0.13
Stock Indices                  -1.34                           -1.44
Energies                           0                               0
Metals                           0.2                            0.06
Agriculturals                   0.39                           -0.24


       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the global stock index, global interest rate, and currency sectors. These losses were partially offset by gains recorded in the agricultural and metals sectors. Trading results in the energy sector were flat and had no material effect on overall performance.

Within the global stock index sector, long positions in U.S., European, and Hong Kong stock index futures incurred losses as prices reversed sharply lower after a massive sell-off in the global equity markets that began on February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that U.S.-made durable goods dropped significantly in January and a flight-to-quality pushed global equity prices sharply lower.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, short positions in European and U.S. fixed-income futures resulted in losses as prices increased towards the beginning of the month on speculation that the European Central Bank may hold interest rates steady and after U.S. Federal Reserve Chairman Ben Bernanke told Congress that U.S. inflation risks have started to diminish in the United States. Later in the month, losses were compounded after the previously mentioned decline in the global equity markets resulted in a flight-to-quality, thereby pushing global fixed-income futures prices significantly higher.

Within the currency sector, long positions in the Mexican peso versus the U.S. dollar experienced losses as the value of the peso moved lower in tandem with falling U.S. equity markets. Elsewhere in the currency markets, losses were incurred from both short and long positions in the euro versus the Australian dollar as the value of the euro moved without consistent direction relative to the Australian dollar.

Within the agricultural markets, long futures positions in soybean meal and soybeans experienced gains as prices rose on speculative buying, news of persistent global demand, and worries that drought conditions in the western U.S. may cause a shortage in the spring harvest of 2007. Elsewhere in the agricultural complex, long positions in live cattle futures recorded gains as prices increased on tight supply and after rain in January encouraged buying from farmers.

Within the metals markets, long positions in nickel futures resulted in gains as prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED FEBRUARY 28, 2007   YTD ENDED FEBRUARY 28, 2007
                    -----------------------------   ---------------------------

Currencies                      -1.09                          -1.15
Interest Rates                  -1.99                          -0.77
Stock Indices                    -1.4                          -0.86
Energies                        -0.64                           0.26
Metals                          -0.13                          -0.24
Agriculturals                    0.02                          -0.33


       Note: Reflects trading results only and does not include fees or interest income.

Having experienced profitable trading results over the previous four months, the Fund incurred losses in February when a number of the price trends that the Fund had been profitably exploiting, reversed sharply at month-end. As a result, the Fund incurred losses within the global interest rate, global stock index, currency, and energy markets. Performance in the metals sector was slightly negative, while small gains were achieved within the agricultural sector.

Within the global interest rate sector, short positions in German, British, U.S., and Australian fixed-income futures incurred losses as prices reversed sharply higher. Within European markets, prices increased towards the beginning of the month after Euro-Zone inflation and manufacturing growth unexpectedly slowed in January. Similarly, U.S. interest rate futures prices rose after U.S. Federal Reserve Chairman Ben Bernanke testified before Congress that inflation risks have started to diminish. Finally, losses from short positions in global interest rate futures markets were compounded after a massive sell-off in the global equity markets that began on February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that U.S.-made durable goods dropped significantly in January and a flight-to-quality pushed global bond prices sharply higher.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in U.S., European, and Hong Kong equity index futures resulted in losses as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar, euro, and British pound recorded losses as the value of the yen reversed sharply higher against its major rivals due to a combination of factors including an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher. Elsewhere in the currency markets, losses were incurred during the beginning of the month from short positions in the Chilean peso versus the U.S. dollar as the value of the Chilean peso moved higher in tandem with prices for copper, Chile's principal export.

Within the energy markets, short futures positions in crude oil and its related products incurred losses as prices reversed higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.

Within the metals markets, long positions in silver futures resulted in losses as prices dropped after concern for a cooling of the Chinese economy created worries about the future demand for the precious metal. Similarly, losses were incurred from long positions in aluminum futures as price fell after a decline in Asian demand.

Small gains were recorded in the agricultural markets from long futures positions in the soybean complex as prices rose on speculative buying, news of persistent global demand, and worries that drought conditions in the western U.S. may cause a shortage in the spring harvest of 2007.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED FEBRUARY 28, 2007   YTD ENDED FEBRUARY 28, 2007
                    -----------------------------   ---------------------------

Currencies                      -0.59                         -0.47
Interest Rates                    0.2                          0.52
Stock Indices                   -0.67                         -0.21
Energies                          0.2                          0.58
Metals                           0.84                         -0.74
Agriculturals                    1.83                          2.47


       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the agricultural, metals, global interest rate, and energy sector. A portion of these gains was offset by losses recorded in the global stock index and currency sectors.

Within the agricultural markets, long positions in corn and soybean futures resulted in gains as prices rose on speculative buying, news of persistent global demand, and worries that drought conditions in the western U.S. may cause a shortage in the spring harvest of 2007. Elsewhere in the agricultural complex, long positions in cocoa futures experienced gains as prices moved higher on speculation political tensions along the Ivory Coast may limit production.

Within the metals markets, long positions in aluminum futures experienced gains as prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future. Meanwhile, long positions in copper futures resulted in additional gains as prices increased on technically-based buying. Elsewhere in the metals complex, gains were recorded from long positions in gold futures as prices moved higher throughout a majority of the month amid further uncertainty regarding the value of the U.S. dollar, as well as rising energy prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, long positions in U.S. and Japanese fixed-income futures recorded gains as prices reversed sharply higher in a flight-to-quality after a massive sell-off in the global equity markets that began on February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets.

Within the energy markets, gains were experienced towards the end of the month from long positions in gasoline futures as prices moved higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.

Within the global stock index sector, long positions in U.S. and Hong Kong equity index futures resulted in losses as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar and British pound recorded losses as the value of the yen reversed sharply higher against its major rivals due to a combination of factors including an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                    MONTH ENDED FEBRUARY 28, 2007   YTD ENDED FEBRUARY 28, 2007
                    -----------------------------   ---------------------------

Currencies                      -1.72                          -1.83
Interest Rates                  -4.27                          -1.61
Stock Indices                   -1.68                          -0.76
Energies                        -0.72                           -0.4
Metals                           0.69                           0.94
Agriculturals                    1.12                           0.91


       Note: Reflects trading results only and does not include fees or interest income.

Having experienced profitable trading results over the previous three months, the Fund incurred losses in February when a number of the price trends that the Fund had been profitably exploiting, reversed sharply at month-end. As a result, the Fund incurred losses within the global interest rate, currency, and global stock index markets. Performance in the energy sector was also negative, while gains were achieved within the agricultural and metals sectors.

Within the global interest rate sector, short positions in U.S., British, German, and Australian fixed-income futures incurred losses as prices reversed sharply higher. Within European markets, prices increased towards the beginning of the month after Euro-Zone inflation and manufacturing growth unexpectedly slowed in January. Similarly, U.S. interest rate futures prices rose after U.S. Federal Reserve Chairman Ben Bernanke testified before Congress that inflation risks have started to diminish. Finally, losses from short positions in global interest rate futures markets were compounded after a massive sell-off in the global equity markets that began on February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that U.S.-made durable goods dropped significantly in January and a flight-to-quality pushed global bond prices sharply higher.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar and British pound resulted in losses as the value of the Japanese yen reversed sharply higher against its major rivals as a combination of factors including an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher. Elsewhere in the currency markets, losses were incurred from short positions in the euro versus the Swedish krona as the value of the Swedish krona weakened after Riksbank Governor, Stefan Ingves, indicated that inflationary pressures are slowing in Sweden. Finally, long positions in the British pound versus the Swiss franc and U.S. dollar experienced losses as the value of the British pound weakened against these currencies after a report showed U.K. services growth slowed in January.

Within the global stock index sector, losses were recorded from long positions in European, U.S., and Hong Kong equity index futures as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets.

Within the energy markets, short futures positions in crude oil and its related products incurred losses as prices reversed higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.

Within the agricultural markets, long positions in corn, soybean complex, and wheat futures experienced gains as prices rose on speculative buying, news of persistent global demand, and worries that drought conditions in the western U.S. may cause a shortage in the spring harvest of 2007.

Within the metals markets, gains were experienced from long positions in nickel and aluminum futures as prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2007 (UNAUDITED)

                                       MORGAN STANLEY                    MORGAN STANLEY
                                     SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                ---------------------------       ---------------------------
                                             PERCENTAGE OF                     PERCENTAGE OF
                                           FEBRUARY 1, 2007                  FEBRUARY 1, 2007
                                              BEGINNING                         BEGINNING
                                  AMOUNT    NET ASSET VALUE         AMOUNT    NET ASSET VALUE
                                ---------------------------       ---------------------------
                                     $             %                   $             %
INVESTMENT INCOME
   Interest income (Note 2)        487,722          .31              156,634          .39
                                ----------      -------           ----------      -------

EXPENSES
   Brokerage fees (Note 2)         611,608          .38              152,093          .38
   Management fees (Note 3)        265,917          .18               41,329          .10
                                ----------      -------           ----------      -------
     Total Expenses                877,525          .56              193,422          .48
                                ----------      -------           ----------      -------
NET INVESTMENT LOSS               (389,803)        (.25)             (36,788)        (.09)
                                ----------      -------           ----------      -------

TRADING RESULTS
Trading profit (loss):
   Realized                             --           --             (171,795)        (.43)
   Net change in unrealized     (6,421,816)       (4.02)            (518,928)       (1.31)
                                ----------      -------           ----------      -------
     Total Trading Results      (6,421,816)       (4.02)            (690,723)       (1.74)
                                ----------      -------           ----------      -------
NET LOSS                        (6,811,619)       (4.27)            (727,511)       (1.83)
                                ==========      =======           ==========      =======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2007 (UNAUDITED)


                                      MORGAN STANLEY                            MORGAN STANLEY
                                     SPECTRUM CURRENCY                    SPECTRUM GLOBAL BALANCED
                           -------------------------------------    -------------------------------------
                                                          PER                                     PER
                                UNITS          AMOUNT     UNIT           UNITS         AMOUNT     UNIT
                                -----          ------     ----           -----         ------     ----
                                                  $         $                             $         $
Net Asset Value,
   February 1, 2007        14,175,903.120   159,549,997   11.25     2,560,288.779   39,676,368    15.50
Net Loss                               --    (6,811,619)   (.48)               --     (727,511)    (.29)
Redemptions                  (279,035.939    (3,005,217)  10.77       (52,025.943     (791,315)   15.21
Subscriptions                  73,712.090       793,879   10.77        15,970.610      242,913    15.21
                           --------------   -----------   -----     -------------   ----------    -----
Net Asset Value,
   February 28, 2007       13,970,579.271   150,527,040   10.77     2,524,233.446   38,400,455    15.21
                           ==============   ===========   =====     =============   ==========    =====



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2007 (UNAUDITED)

                                    MORGAN STANLEY                 MORGAN STANLEY                 MORGAN STANLEY
                                    SPECTRUM SELECT              SPECTRUM STRATEGIC             SPECTRUM TECHNICAL
                              ---------------------------   ---------------------------     ---------------------------
                                          PERCENTAGE OF                 PERCENTAGE OF                   PERCENTAGE OF
                                         FEBRUARY 1, 2007              FEBRUARY 1, 2007                FEBRUARY 1, 2007
                                            BEGINNING                     BEGINNING                       BEGINNING
                                AMOUNT   NET ASSET VALUE      AMOUNT   NET ASSET VALUE        AMOUNT   NET ASSET VALUE
                              ---------- ----------------   ---------- ----------------     ---------- ----------------
                                   $            %                $            %                  $            %
INVESTMENT INCOME
   Interest income (Note 2)     1,685,555     .30               638,822     .30               2,438,919     .31
                              -----------    ----           -----------    ----             -----------     ---

EXPENSES
   Brokerage fees (Note 2)      2,764,814     .50             1,052,959     .50               3,918,746     .50
   Management fees (Note 3)     1,219,610     .22               491,163     .23               1,720,881     .22
   Incentive fee (Note 3)              --      --               487,689     .23                      --      --
                              -----------    ----           -----------    ----             -----------    ----
     Total Expenses             3,984,424     .72             2,031,811     .96               5,639,627     .72
                              -----------    ----           -----------    ----             -----------    ----
NET INVESTMENT LOSS            (2,298,869)   (.42)           (1,392,989)   (.66)             (3,200,708)   (.41)
                              -----------    ----           -----------    ----             -----------    ----

TRADING RESULTS
Trading profit (loss):
   Realized                    (7,770,213)  (1.40)            3,827,233    1.82              17,896,405    2.28
   Net change in unrealized   (20,679,496)  (3.74)               20,251     .01             (68,274,865)  (8.71)
                              -----------    ----           -----------    ----             -----------    ----
     Total Trading Results    (28,449,709)  (5.14)            3,847,484    1.83             (50,378,460)  (6.43)
                              -----------    ----           -----------    ----             -----------    ----
NET INCOME (LOSS)             (30,748,578)  (5.56)            2,454,495    1.17             (53,579,168)  (6.84)
                              ===========    ====           ===========    ====             ===========    ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2007 (UNAUDITED)


                                    MORGAN STANLEY                     MORGAN STANLEY                       MORGAN STANLEY
                                   SPECTRUM SELECT                   SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                        -----------------------------------  ----------------------------------- -----------------------------------
                                                      PER                                  PER                                 PER
                             UNITS        AMOUNT      UNIT        UNITS        AMOUNT      UNIT       UNITS        AMOUNT      UNIT
                             -----        ------      ----        -----        ------      ----       -----        ------      ----
                                             $         $                          $         $                         $         $
Net Asset Value,
   February 1, 2007     18,703,050.43  552,962,831   29.57   12,284,695.94  210,591,814   17.14  32,118,396.77  783,749,167   24.40
Net Income (Loss)                  --  (30,748,578)  (1.65)             --    2,454,495     .20             --  (53,579,168)  (1.67)
Redemptions               (278,016.38   (7,762,218)  27.92     (111,469.77   (1,932,886)  17.34                  (9,494,167)  22.73
Subscriptions              170,641.88    4,764,322   27.92      204,439.66    3,544,984   17.34     368,811.66    8,383,089   22.73
                        -------------  -----------           -------------  -----------          -------------  -----------
Net Asset Value,
   February 28, 2007    18,595,675.94  519,216,357   27.92   12,377,665.83  214,658,407   17.34  32,069,515.22  729,058,921   22.73
                        =============  ===========           =============  ===========          =============  ===========




The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS&Co. MS&Co. acts as the counterparty on all of the foreign currency forward contracts. In 2007, Morgan Stanley intends to merge Morgan Stanley DW into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., will be the Partnerships' principal U.S. commodity broker-dealer. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations.Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to the prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS.T he brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)


DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS&Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS&Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
John W. Henry & Company, Inc.
Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017



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